Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AZZ Inc.
Fort Worth, Texas

We hereby consent to the incorporation by reference in the following Registration Statements on Form S-3 (No. 333-66294) and Form S-8 (Nos. 33-49164, 33-49158, 333-92377, 333-31716, 333-38470, 333-48886, 333-90968, 333-131068, 333-152960, 333-152958 and 333-197323) of AZZ Inc. of our report dated April 20, 2017 (April 19, 2018 as to the i) the effects of the restatement described in Note 2, and ii) the effects of the material weakness), relating to the consolidated financial statements and financial statement schedule and the effectiveness of AZZ Inc.’s internal control over financial reporting, which appears in this Form 10-K/A. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of February 28, 2017.

/s/ BDO USA, LLP

Dallas, Texas
April 19, 2018